Exhibit 10.4

As of August 13, 2019

Robert Bakish

c/o last address on file

with the Company

Dear Mr. Bakish:

CBS Corporation (“CBS”) and Viacom, Inc. (“Viacom”, together with CBS and their subsidiaries, the “Company”) agree to employ you, and you accept such employment, on the terms and conditions set forth in this letter agreement (“Agreement”).

1.    Contract Period. The term of your employment under this Agreement shall begin on the Closing Date (as defined in that Agreement and Plan of Merger (the “Merger Agreement”) by and between CBS and Viacom (the “Effective Date”) and, unless terminated earlier as set forth herein, shall continue through and including the fourth (4th) anniversary of the Effective Date. The term of your employment shall be automatically extended (without the necessity of further action by the parties hereto) by one (1) year on the third (3rd) anniversary of the Effective Date, and each successive anniversary thereafter, if neither party notified the other party in writing at least one hundred twenty (120) days prior to such third (3rd) anniversary date (or, if applicable, a succeeding anniversary date) that it does not wish to extend the term of your employment. The period from the Effective Date through the fourth anniversary of the Effective Date (or such later date through which the term of your employment is extended) is referred to as the “Contract Period”, even if your employment terminates earlier for any reason. Notwithstanding anything herein to the contrary, this Agreement shall be null and void ab initio if the Merger Agreement is terminated prior to the Closing Date or if you terminate employment with Viacom and its subsidiaries prior to the Closing Date. This Agreement shall be automatically assumed by ViacomCBS Inc. upon the Closing Date.

2.    Position and Duties. You shall devote your entire business time, attention and energies to the business of the Company during your employment with the Company. You shall be the sole President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, you shall be permitted to engage in charitable, civic or other non-business activities and to serve as a member of the board of directors of not-for-profit organizations and one for-profit organization (in the case of the for-profit organization, which is mutually agreed by you and the Board, subject to the Company’s applicable conflict of interests policies). You shall perform all duties reasonable and consistent with the offices of President and Chief Executive Officer of the Company as may be assigned to you from time to time by, and you shall report directly to, the Board (either collectively or to any one or more individual members of the Board). You will be the highest ranking executive of the Company and all employees shall report directly or indirectly to you. You shall render your services under this Agreement from the Company’s executive offices in the New York metropolitan area or such other location mutually agreeable to you and the Company (except for services rendered during business trips as may be reasonably necessary), and you shall not be required to relocate outside of the New York metropolitan area.

3.    Compensation.

(a)    Salary. The Company shall pay you base salary (as may be increased, “Salary”) at a rate of Three Million One Hundred Thousand Dollars ($3,100,000) per year for all of your services as an

Robert Bakish

As of August 13, 2019

employee of the Company. Your Salary shall be subject to annual merit reviews while actively employed during the Contract Period and may, at that time, be increased but not decreased. Your Salary, less deductions and income and payroll tax withholding as may be required under applicable law, shall be payable in accordance with the Company’s ordinary payroll policy, but no less frequently than monthly.

(b)    Bonus. You also shall be eligible to earn a bonus (“Bonus”) or a Pro-Rated Bonus (as defined in paragraph 19(e)(ii)), as applicable, determined as set forth below and in paragraph 19(e)(ii).

(i)

Your Bonus for each Company fiscal year, regardless of whether such fiscal year is a twelve (12)-month period or a shorter period of time, shall be determined in accordance with the Company’s annual bonus plan in effect from time to time (the “STIP”), as determined by the Board or a committee of the Board.

(ii)

Your target Bonus for each Company fiscal year during the Contract Period shall be Twelve Million Four Hundred Thousand Dollars ($12,400,000) (your “Target Bonus”) and shall be adjusted based on the Company’s performance (the “Company Performance Factor”) and your individual performance (the “Individual Performance Factor”), in each case as determined by the Board or a committee of the Board and as further provided in the STIP; provided, however, that the Board or a committee of the Board will review your Target Bonus during the Contract Term and may increase, but not decrease, your Target Bonus at that time. The result of such review shall be reported to you promptly after it occurs.

(iii)	If your Bonus for Viacom’s FY 2019 or FY 2020 has not been paid prior to the Effective Date, your Bonus for such Viacom fiscal year shall be paid in accordance with the Merger Agreement.

(c)    Long-Term Incentive Compensation. During your employment under this Agreement, you shall be eligible to receive annual grants of long-term compensation under the Company’s equity incentive plan as in effect from time to time, as determined by the Board or a committee of the Board, in its discretion, based on a target value of Sixteen Million Dollars ($16,000,000) comprised of one or more types of equity awards determined by the Board or a committee of the Board; provided, that, the types of equity awards provided shall not be less favorable than those provided to other senior executive officers of the Company. Your equity grants shall be made at the same time as for other senior executive officers of the Company.

(d)    Special Transaction Bonus Grant. As soon as practicable following the Effective Date (and in no event more than ten (10) days following such date), you shall be granted an award of restricted stock units with respect to a number of shares of Class B Common Stock of the Company with a value equal to Five Million Dollars ($5,000,000) (based on the closing price of the Company’s Class B Common Stock on the trading day immediately prior to the grant date), which shall vest in equal installments on each of the first four (4) anniversaries of the Effective Date or earlier as provided in paragraph 11.

(e)    Compensation During Short-Term Disability. Your compensation for any period that you are absent due to a short-term disability (“STD”) and are receiving compensation under a short-term disability plan sponsored or maintained by the Company shall be determined in accordance with the terms of such STD plan. The compensation provided to you under the applicable STD plan shall be in lieu of the Salary provided under this Agreement. Your participation in any other Company benefit plans or programs during the STD period shall be governed by the terms of the applicable plan or

Robert Bakish

As of August 13, 2019

program documents, award agreements and certificates.

4.    Benefits.

(a)    Benefits in General. During your employment under this Agreement, you shall be eligible to participate in any vacation programs, medical and dental plans and life insurance plans, STD and long-term disability (“LTD”) plans, retirement and other employee benefit plans the Company may have, establish or maintain from time to time in which Company executives with corporate-wide responsibilities are eligible to participate.

(b)    Life Insurance. The Company shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance coverage during the Contract Period.

(c)    Taxation. Upon your written request, the Company shall work with you in good faith to reasonably attempt to minimize any additional tax liability resulting from your international travel on behalf of the Company. In addition, if deemed reasonably appropriate by the Company, the Company shall reimburse you for professional tax and accounting advice.

5.    Business Expenses and Travel. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel and other expenses, incurred in the performance of your duties for the Company in accordance with the Company’s policies, as are customarily reimbursed to a Company executive at your level. You shall be entitled to the use of the Company’s private plane (or equivalent charter aircraft), if available (but with first priority at the Company), to travel on Company business (accompanied by your spouse, at your option and at no cost to you, provided that any taxable amount associated with your spouse’s travel will be treated as your imputed income, subject to withholding and reporting, and further provided that if your spouse’s travel was for Company business purposes, then you will be provided a gross-up payment so that you are not out-of-pocket for any taxes resulting from the imputation of such costs as income to you). In light of security and other considerations, subject to advance approval of the Chair of the Compensation Committee of the Board not to be unreasonably withheld, you (accompanied by your spouse, at your option) shall be entitled to use of the Company’s aircraft to travel for non-Company business purposes; provided, that under such circumstances you shall reimburse the Company based upon published first class airfare rates for such route as of the date you requested approval for such travel. The Company shall also provide you with a car and driver in accordance with past practices and procedures.

6.    Non-Competition and Non-Solicitation.

(a)    Non-Competition.

(i)

Your employment with the Company is on an exclusive and full-time basis, and while you are employed by the Company, you shall not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) to the Company. During the Non-Competition Period, you shall not directly or indirectly engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any business competitive with any material business of the Company (a “Competitive Business”) without the prior written consent of the Company. This provision shall not limit your right to own and have options or other rights to purchase not

Robert Bakish

As of August 13, 2019

more than one percent (1%) of any of the debt or equity securities of (x) any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (a “Filer Company”), or (y) any entity that is not a Filer Company through investments in passive private equity, hedge or mutual funds or similar investment vehicles, unless such ownership constitutes a significant portion of your net worth. You shall not be in violation of this provision by providing services to a unit, division, subsidiary or affiliate of an entity engaging in a Competitive Business if such unit, division, subsidiary or affiliate does not engage in a Competitive Business and you do not provide services with respect to the Competitive Business.

(ii)	The “Non-Competition Period” begins on the Effective Date and ends on the last day of the Contract Period, provided that:

A.

If the Company terminates your employment without Cause or if you validly resign for Good Reason before the end of the Contract Period, then the Non-Competition Period shall end on the end of the period in which you are receiving payments pursuant to paragraph 11(c).

B.

If the Company terminates your employment for Cause or you resign other than for Good Reason or you terminate employment as a result of LTD, the Non-Competition Period shall end on the earlier of (x) the last day of the Contract Period or (y) eighteen (18) months after such termination or resignation.

(b)    Non-Solicitation.

(i)	During the Non-Solicitation Period, except in the performance of your duties for the Company, you shall not directly or indirectly engage or attempt to engage in any of the following acts:

A.

Employ or solicit the employment of any person who is then, or has been within six (6) months prior thereto, an employee of the Company (provided, that, a general advertisement for employees not directed specifically at current or former employees of the Company shall not violate this provision); or

B.

Interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company with any customer, supplier, independent contractor, consultant, joint venture or other business partner (to the extent each of the limitations in this paragraph 6(b)(i)(2) is permitted by applicable law).

(ii)

The “Non-Solicitation Period” begins on the Effective Date and ends on the last day of the Contract Period, or, if longer, eighteen (18) months after the Company terminates your employment for Cause or you resign other than for Good Reason.

Robert Bakish

As of August 13, 2019

(c)    Severability. If any court determines that any portion of this paragraph 6 is invalid or unenforceable, the remainder of this paragraph 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this paragraph 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

7.    Confidentiality and Other Obligations.

(a)    Confidential Information. You shall not use for any purpose or disclose to any third party any information relating to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage (“Confidential Information”), other than (i) in the performance of your duties under this Agreement consistent with the Company’s policies; (ii) as may otherwise be required by law or legal process or governmental investigation; or (iii) as reasonably appropriate pursuant to any litigation between you and the Company or any of its affiliates; provided, however, that nothing in the foregoing prohibits you from reporting what you in good faith believe to be violations of federal law to any governmental agency you in good faith believe to have responsibility for enforcement of such law or from making any other disclosure that is protected under the whistleblower protections of federal law. Additionally, you hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (x) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (y) under seal in a complaint or other document filed in a lawsuit or other proceeding or (z) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Confidential Information shall include, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. You shall also comply with any and all confidentiality obligations of the Company to a third party of which you are aware, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public or within the Company’s industry other than as a result of an unauthorized disclosure or action by you or at your direction.

(b)    Interviews, Speeches or Writings about the Company. Except in the course of the performance of your duties and responsibilities or otherwise as authorized by the Board, you shall not prepare or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other similar creations, in either case concerning the Company or any of its shareholders, subsidiaries or predecessors, or any of their officers or directors.

(c)    Non-Disparagement. You and, to the extent set forth in the next sentence, the Company agree that each party shall not, directly or indirectly, in any communications with any reporter, author, producer or any similar person or entity, the press or other media, or any customer, client or supplier of the Company, criticize, ridicule or make any statement which is negative, disparages or is derogatory of

Robert Bakish

As of August 13, 2019

the other party, including, with respect to the Company, any of its directors or senior officers. The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Executive Vice President or above (“Specified Executives”) and members of the Board, and it is agreed and understood that any such communication by any Specified Executive or any member of the Board (or by any executive at the behest of a Specified Executive or member of the Board) shall be deemed to be a breach of this paragraph 7(c) by the Company. Notwithstanding the foregoing, (i) neither you nor the Company shall be prohibited from making truthful statements in response to statements by the other party that criticize or ridicule or are disparaging or derogatory provided that the responsive statements do not ridicule, disparage or derogate the other party and (ii) nothing in this paragraph 7(c) shall prevent you, the Specified Executives or members of the Board from making any statement in good faith in connection with a proceeding to resolve a dispute in accordance with paragraph 19(h).

(d)    Scope and Duration. The provisions of paragraph 7(a) shall be in effect during the Contract Period and at all times thereafter. The provisions of paragraphs 7(b) and 7(c) shall be in effect during the Contract Period and for one (1) year thereafter.

8.    Company Property.

(a)    Company Ownership.

(i)

The results and proceeds of your services to the Company, whether or not created during the Contract Period, including, without limitation, any works of authorship resulting from your services and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, with the right to use, license or dispose of the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.

(ii)

If, for any reason, any of the results and proceeds of your services to the Company are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under this paragraph 8(a), then you hereby irrevocably assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, and the Company shall have the sole right to use, license or dispose of the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.

(iii)

Upon request by the Company, whether or not during the Contract Period, at the Company’s expense, you shall do any and all things which the Company may reasonably deem useful or desirable to establish or document the Company’s rights in the results and proceeds of your services to the Company, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents. You hereby irrevocably designate the General Counsel, Secretary or any Assistant Secretary of the Company as your attorney-in-fact with the power to take such action and execute

Robert Bakish

As of August 13, 2019

such documents on your behalf. To the extent you have any rights in such results and proceeds that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.

(iv)

The provisions of this paragraph 8(a) do not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of being your employer.

(v)

You and the Company acknowledge and understand that the provisions of this paragraph 8 requiring assignment of inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870, to the extent that such provision applies to you. You agree to advise the Company promptly in writing of any inventions that you believe meet the criteria in California Labor Code Section 2870.

(b)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company (other than property that is the property of a third party) shall remain the exclusive property of the Company. All property of the Company in your possession or control shall be returned to the Company promptly following your termination of employment or, if sooner, promptly following the written request of the Company. Notwithstanding the foregoing, you may retain your calendars, contacts and personal correspondence and any information reasonably needed for your personal tax return preparation.

9.    Legal Matters.

(a)    Communication. Except as required by law or legal process or at the request of the Company, you shall not communicate with anyone (other than your attorneys who agree to keep such matters confidential), except to the extent necessary in the performance of your duties under this Agreement in accordance with the Company’s policies, with respect to the facts or subject matter of any claim, litigation, regulatory or administrative proceeding directly or indirectly involving the Company (“Company Legal Matter”) without obtaining the prior consent of the Company or its counsel; provided, however, that nothing in the foregoing prohibits you from reporting what you in good faith believe to be violations of federal law to any governmental agency you in good faith believe to have responsibility for enforcement of such law or from making any other disclosure that is protected under the whistleblower protections of federal law.

(b)    Cooperation. You agree to cooperate with the Company and its attorneys in connection with any Company Legal Matter or Company investigation. Your cooperation shall include, without limitation, providing assistance to and meeting with the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company shall (i) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter and (ii) reimburse you for all reasonable and appropriate out-of-pocket expenses (including first-class travel) actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses, including reasonably incurred legal fees and expenses of your own counsel if you determine in good faith that the Company’s counsel would have a conflict of interest in representing you in such matter.

Robert Bakish

As of August 13, 2019

(c)    Testimony. Except as required by law or legal process or at the request of the Company, you shall not testify in any lawsuit or other proceeding which directly or indirectly involves the Company, or which is reasonably likely to create the impression that such testimony is endorsed or approved by the Company.

(d)    Notice to the Company. If you are requested or if you receive legal process requiring you to provide testimony, information or documents (including electronic documents) in any Company Legal Matter or that otherwise relates, directly or indirectly, to the Company or any of its officers, directors, employees or affiliates, you shall give prompt notice of such event to the Company’s General Counsel and you shall follow any lawful direction of the Company’s General Counsel or his/her designee with respect to your response to such request or legal process.

(e)    Adverse Party. The provisions of this paragraph 9 shall not apply to any litigation or other proceeding in which you are a party adverse to the Company (or are an employee or director of such a party); provided, however, that the Company expressly reserves its rights under paragraph 7 and its attorney-client and other privileges and immunities, including, without limitation, with respect to its documents and Confidential Information, except to the extent relating to your employment or termination of employment or otherwise expressly waived in writing by the Company’s General Counsel or his/her designee.

(f)    Duration. The provisions of this paragraph 9 shall apply during the Contract Period and at all times thereafter, and shall survive the termination of your employment with the Company, with respect to any Company Legal Matter arising out of or relating to the business in which you were engaged during your employment with the Company. As to all other Company Legal Matters, the provisions of this paragraph 9 shall apply during the Contract Period and for one year thereafter or, if longer, during the pendency of any Company Legal Matter which was commenced, or which the Company received notice of, during such period.

10.    Termination for Cause.

(a)    Termination Payments. The Company may terminate your employment under this Agreement for Cause and thereafter shall have no further obligations to you under this Agreement or otherwise, except for any earned but unpaid Salary through and including the date of termination of employment and any other amounts or benefits required to be paid or provided by law or under any plan of the Company (the “Accrued Compensation and Benefits”). Without limiting the generality of the preceding sentence, upon termination of your employment for Cause, you shall have no further right to any Bonus or to exercise or redeem any stock options or other equity compensation. For the sake of clarity, this paragraph 10 is subject to the provisions of paragraph 17(a).

(b)    Cause Definition. “Cause” shall mean: (i) you have engaged in conduct constituting embezzlement, material misappropriation or intentional fraud, whether or not related to your employment by the Company; (ii) you have engaged in conduct constituting a felony (not including traffic violations), whether or not related to your employment by the Company; (iii) you have engaged in conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company; (iv) your willful unauthorized disclosure or use of Confidential Information (other than an inadvertent disclosure) that results in demonstrable harm to the Company; (v) your willful refusal to substantially follow a material lawful directive that is appropriate to your position from the Board; (vi) your material breach of any material obligation under this Agreement; (vii) your willful failure or refusal to substantially perform your material obligations under this Agreement (other than any such failure or refusal resulting from your physical or mental illness); (viii) your willful failure to cooperate with a bona

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As of August 13, 2019

fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to your employment with the Company, after being instructed by the Company to cooperate; (ix) your willful destruction of or willful failure to preserve documents or other material known by you to be relevant to any investigation referred to in subparagraph (viii) above; or (x) your willful inducement of others to engage in conduct which, if engaged in by you, would constitute Cause as described in subparagraphs (i) – (ix), including, without limitation, with regard to subparagraph (vi), obligations of others to the Company.

(c)    Notice/Cure. The Company shall give you written notice, within forty-five (45) days following the Company’s knowledge of the event allegedly constituting Cause, prior to terminating your employment for Cause or, if no cure period is applicable, contemporaneous with termination of your employment for Cause, setting forth in reasonable detail the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure such breach, failure or refusal, provided that, prior to termination, you shall be given an opportunity to discuss with the Board the basis for the Company’s assertion of Cause. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) calendar days after the giving of such notice and opportunity to discuss with the Board the basis for the notice within which to cure; provided, however, that, if the Company reasonably expects irreparable injury from a delay of thirty (30) calendar days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances. No action or inaction by you shall be treated as willful unless done or not done in bad faith and without a reasonable belief it was in the best interests of the Company or its affiliates. You shall not be terminated for Cause based upon your actions or inactions at the direction of the Board or upon advice of Company counsel.

11.    Resignation for Good Reason and Termination Without Cause.

(a)    Resignation for Good Reason.

(i)

You may resign for Good Reason at any time that you are actively employed during the Contract Period by the following procedure: (x) providing written notice to the Company no more than thirty (30) days after your knowledge of the occurrence of the event constituting Good Reason, with such notice stating the grounds claimed for Good Reason), (y) the Company shall have thirty (30) business days from the giving of such notice within which to cure (in the event of such cure, your notice shall be of no further force or effect) and (z) you terminate your employment for Good Reason within thirty (30) days following the Company’s failure to cure. Notwithstanding the foregoing, you shall be required to provide at least six (6) months notice prior to a resignation for Good Reason under clause (xii) of the definition of Good Reason.

(ii)

“Good Reason” shall mean without your express written consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your death or LTD): (i) failure to appoint you as President and Chief Executive Officer of the Company effective as of the Effective Date; (ii) your removal as President and Chief Executive Officer of the Company; (iii) your removal from or failure to re-elect you to the Board; (iv) your no longer serving as the highest ranking executive of the Company; (v) the assignment to you of duties or responsibilities substantially inconsistent with your position(s) or duties; (vi) any change in reporting such that you do not report solely and directly to the Board; (vii) the material reduction in your

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As of August 13, 2019

position, title, offices, authorities, duties or responsibilities (including the appointment of a co-President or co-Chief Executive Officer); (viii) the reduction of your Salary, Target Bonus or target long-term incentive compensation amount, including a reduction from the levels to which they may be increased during the Contract Term; (ix) the material breach by the Company of any material obligation under this Agreement or any material compensation agreement; (x) the relocation of your position outside the greater New York City metropolitan area; (xi) the Company no longer being a public company or (xii) the Company’s failure to extend the Contract Period under paragraph 1.

(b)    Termination Without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Contract Period by written notice to you.

(c)    Termination Payments/Benefits. In the event that your employment terminates under paragraph 11(a) or (b), you shall thereafter receive the compensation and benefits described below (without any duty to mitigate by seeking new employment or otherwise or any actual offset in the event you commence subsequent employment) and the following shall apply:

(i)

The Company shall continue to pay your Salary (at the rate in effect on the date of termination, not taking into account any reductions which would constitute Good Reason), and your Target Bonus (at the rate in effect on the date of termination, not taking into account any reductions which would constitute Good Reason) at the same time and in the same manner as if you had not terminated employment for twenty-four (24) months (and with such Bonus amounts being paid on the same schedule as the Salary payments), such that the total severance payment you receive pursuant to this paragraph 11(c)(i) shall equal two (2) times the sum of your Salary and Target Bonus in the year in which such termination occurs;

(ii)	The Company shall also pay you a Pro-Rated Bonus for the year in which your termination occurs;

(iii)

Provided you validly elect continuation of your medical and dental coverage under Section 4980B(f) of the Internal Revenue Code of 1986 (the “Code”) (relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), your coverage and participation under the Company’s medical and dental benefit plans and programs in which you were participating immediately prior to your termination of employment pursuant to this paragraph 11, shall continue at no cost to you (except as set forth below) until the earlier of (A) the end of the Contract Period, but in no event less than twenty-four (24) months after the termination of your employment, and (B) the date on which you become eligible for medical and/or dental coverage from another employer; provided, that, during the period that the Company provides you with this coverage, an amount equal to the total applicable COBRA cost (or such other amounts as may be required by law) will be included in your income for tax purposes and the Company may withhold taxes from your termination payments for this purpose; and provided, further, that you may elect to continue your medical and dental coverage under COBRA at your own expense for the balance, if any, of the period required by law;

Robert Bakish

As of August 13, 2019

(iv)

The Company shall continue to provide you with life insurance coverage, at no premium cost to you (unless you had no coverage at the time of termination), until the end of the Contract Period or, if longer, the end of the period in which you are receiving payments pursuant to paragraph 11(c)(i), in accordance with the Company’s then-current policy, as may be amended from time to time, and in the amount then furnished at no cost to other Company executives at comparable levels. Such coverage shall end in the event you are eligible to obtain life insurance coverage from another employer;

(v)

All stock options you hold at the time of termination that have not vested as of the date of your termination of employment shall become fully vested on the date of termination and all stock options you hold at the time of termination shall continue to be exercisable in accordance with the award but in no event for a period less than twenty four (24) months following the date of termination of your employment or, if earlier, the scheduled expiration date of the option;

(vi)	All restricted share units you hold at the time of termination that have not vested as of the date of your termination of employment shall become fully vested on the date of termination;

(vii)

All performance share units you hold at the time of termination that have not vested as of the date of your termination of employment shall vest with all performance goals relating to any performance period not completed as of the date of your termination of employment deemed achieved at target levels, and subject to any timing or holding requirements in the applicable equity incentive plan or award agreement;

(viii)

There shall be no acceleration of the vesting of any equity or long-term incentive awards granted to you under any of the Company’s equity incentive plans as in effect from time to time, unless otherwise provided herein or under the terms of the applicable equity incentive plan or award agreement; and

(ix)	The Company shall pay or continue to provide, as applicable, the Accrued Compensation and Benefits.

(d)    Release. Your entitlement to the payments and benefits described in this paragraph 11 is conditioned on your execution and delivery to the Company, within sixty (60) days after your termination of employment (the “Release Deadline”), of a release in substantially the form appended hereto as Appendix A that remains in effect and becomes irrevocable after the expiration of any statutory period in which you are permitted to revoke a release (the “Release”). If you fail to execute and deliver the Release by the Release Deadline, or if you thereafter effectively revoke the Release, the Company shall be under no obligation to make any further payments or provide any further benefits to you and any payments and benefits previously provided to you pursuant to this paragraph 11 shall not have been earned. In such event, you shall promptly repay the Company any payments made and the Company’s direct cost for any benefits provided to you pursuant to this paragraph 11. The limitations of this paragraph shall not apply to the Accrued Compensation and Benefits.

12.    Resignation Other than for Good Reason. If you resign prior to the expiration of the Contract Period other than for Good Reason, the Company shall have no further obligations to you under this Agreement or otherwise, except to make termination payments provided in paragraph 10(a).

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As of August 13, 2019

13.    Termination Due to Death. In the event of your death prior to the end of the Contract Period while employed with the Company, the Contract Period shall terminate. Thereafter, your designated beneficiary (or, if there is no such beneficiary, your estate) shall receive (i) any Accrued Compensation and Benefits as of the date of your death and (ii) for the year in which death occurs, any Bonus or Pro-Rated Bonus, as applicable, which you would have been eligible to receive, calculated in accordance with paragraph 19(e)(iii). In no event shall a distribution be made pursuant to clause (i) in the preceding sentence later than the sixtieth (60th) day following your death and a distribution pursuant to clause (ii) in the preceding sentence shall be made at the same time and in the same manner as if you were still actively employed with the Company. The rights of your designated beneficiary (or your estate) under any other Company benefit plans or programs shall be governed by the terms of the applicable plan or program documents, award agreements and certificates. In addition, all of your equity-based awards shall be treated as provided in paragraph 11(c).

14.    Long-Term Disability. In the event you are absent due to a LTD and you are receiving compensation under a Company LTD plan, then, effective on the date you begin receiving compensation under such plan, (a) this Agreement shall terminate without any further action required by the Company, (b) you shall be considered an “at-will” employee of the Company, and (c) you shall have no guarantee of specific future employment nor continuing employment generally when your receipt of compensation under a Company LTD plan ends, except as required by applicable law. In the event of such termination of this Agreement, you shall receive (i) any Accrued Compensation and Benefits and (ii) for the year in which such termination occurs, any Bonus or Pro-Rated Bonus, as applicable, which you would have been entitled to receive, calculated in accordance with paragraph 19(e)(iii). Except as set forth in the previous sentence, the compensation provided to you under the applicable LTD plan shall be in lieu of any compensation from the Company (including, but not limited to, the Salary provided under this Agreement or otherwise). Your participation in any other Company benefit plans or programs shall be governed by the terms of the applicable plan or program documents, award agreements and certificates. In addition, all of your equity-based awards shall be treated as provided in paragraph 11(c).

15.    Non-Extension. If, at the end of the Contract Period, you have not entered into a new contractual relationship with the Company, your continuing employment, if any, with the Company shall be “at-will” (but under the same compensation terms as in effect immediately prior to the end of the Contract Period) and may be terminated at any time by either party. If the Company terminates your employment without Cause or you terminate for Good Reason during the twelve (12)-month period commencing with the last day of the Contract Period while you are an employee at-will, you shall be entitled to the payments and benefits set forth in paragraph 11(c).

16.    Severance Plan Adjustment. In the event that your employment with the Company terminates pursuant to paragraph 11 or 15, and, at the time of your termination of employment there is in effect a Company severance plan (a “Severance Plan”) for which you are eligible to participate or would have been eligible to participate but for your having entered into this Agreement or being a Specified Employee and which provides for severance compensation that is greater than the amounts to which you are entitled under paragraphs 11(c) or paragraph 15, then the amounts of your severance compensation under this Agreement shall automatically be adjusted to equal those that would have been provided to you under the Severance Plan; provided that to the extent you were entitled to any amounts under this Agreement, the time and form of such amounts shall not be adjusted. The parties acknowledge and agree that you remain a participant in the Viacom Executive Retention Plan for Section 16 Officers, as amended and restated as of August 13, 2019 (“ERP”), and are entitled to the benefits thereunder pursuant to the terms and conditions therein. For the avoidance of doubt, any payment entitlement pursuant to this paragraph 16 is in lieu of, and not in addition to, any severance compensation to which you may otherwise be entitled under this Agreement. Notwithstanding any adjustment to the amount of your

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As of August 13, 2019

entitlements pursuant to this paragraph 16, all other provisions of this Agreement shall remain in effect, including, without limitation, paragraphs 6, 7, 8 and 9.

17.    Further Events on Termination of Employment.

(a)    Benefits under Company Plans and Programs. Except as otherwise expressly provided in this Agreement, your participation in all Company benefit plans and programs (including, without limitation, medical and dental coverage, life insurance coverage, vacation accrual, all retirement and the related excess plans, STD and LTD plans and accidental death and dismemberment and business travel and accident insurance and your rights with respect to any outstanding equity compensation awards) shall be governed by the terms of the applicable plan and program documents, award agreements and certificates.

(b)    Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company and all board seats or other positions in other entities to which you have been designated by the Company or which you have held on behalf of the Company. If, for any reason, this paragraph 17(b) is deemed insufficient to effectuate such resignation, you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as your attorney-in fact.

18.    Survival; Remedies.

(a)    Survival. To the extent necessary to carry out the intent of the parties, the obligations of each party hereunder, including, without limitation, your obligations under paragraphs 6, 7, 8 and 9 and the Company’s obligations under paragraphs 3, 7(c), 10, 11, 13, 14, 15 and 20, shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment for any reason or the expiration of the Contract Period.

(b)    Modification of Terms. You and the Company acknowledge and agree that the restrictions and remedies contained in this Agreement are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable, but would be enforceable if some part were deleted or modified, then such restriction or remedy shall apply with the deletion or modification necessary to make it enforceable and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

(c)    Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6, 7, 8 and 9 shall result in irreparable damage to the Company, and, accordingly, the Company may seek injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. To the extent permitted by applicable law, you hereby waive any right to the posting of a bond in connection with any injunction or other equitable relief sought by the Company and you agree not to seek such relief in your opposition to any application for relief the Company shall make.

(d)    Other Remedies. In the event that you materially violate the provisions of paragraph 6, 7, 8 or 9 at any time during the Non-Competition Period or any period in which the Company is making payments to you pursuant to this Agreement, (i) any outstanding stock options or other undistributed

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As of August 13, 2019

equity awards granted to you by the Company shall immediately be forfeited, whether vested or unvested; and (ii) the Company’s obligation to make any further payments or to provide benefits (other than Accrued Compensation and Benefits) to you pursuant to this Agreement shall terminate. The Company shall give you written notice prior to commencing any remedy under this paragraph 18(d) or, if no cure period is applicable, contemporaneous with such commencement, setting forth the nature of any alleged violation in reasonable detail and the conduct required to cure such violation. Except for a violation which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include commencement of a remedy without notice and with immediate effect. The remedies under this paragraph 18 are in addition to any other remedies the Company may have against you, including under this Agreement or any other agreement, under any equity or other incentive or compensation plan or under applicable law.

19.    General Provisions.

(a)    Deductions and Withholdings. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to you and that do not constitute deferred compensation within the meaning of Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department (“Section 409A”) all monies and the replacement value of any property you may owe to the Company at the time of or subsequent to the termination of your employment with the Company. The Company shall not make any such deduction from any amount that constitutes deferred compensation for purposes of Section 409A. To the extent any law requires an employee’s consent to the offset provided in this paragraph and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent. Except as otherwise expressly provided in this Agreement or in any Company benefit plan, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less deductions and income and payroll tax withholding as may be required under applicable law. Any property (including shares of Class B Common Stock), benefits and perquisites provided to you under this Agreement, including, without limitation, COBRA payments made on your behalf, shall be taxable to you as provided by law.

(b)    Cash and Equity Awards Modifications. Notwithstanding any other provisions of this Agreement to the contrary, the Company reserves the right to modify or amend unilaterally the terms and conditions of your cash compensation, stock option awards or other equity awards, without first asking your consent, to the extent that the Company considers such modification or amendment necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement applicable to such cash compensation, stock option awards or other equity awards, provided that, except where necessary to comply with law, such amendment does not have a material adverse effect on the value of such compensation award to you. In addition, the Company may, without your consent (but following consultation with you), amend or modify your cash compensation, stock option awards or other equity awards in any manner that the Company considers necessary or advisable to ensure that such cash compensation, stock option awards or other equity awards are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A, but shall endeavor to maintain the original intent and economic benefit of such compensation or awards.

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As of August 13, 2019

(c)     Section 409A Provisions.

(i)

The Company may, without your consent (but following consultation with you), amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on you of any tax, interest or penalties pursuant to Section 409A or otherwise to make this Agreement enforceable. Any such amendment shall maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision.

(ii)

It is the intention and understanding of the parties that all amounts and benefits to which you become entitled under this Agreement will be paid or provided to you pursuant to a fixed schedule within the meaning of Section 409A. Notwithstanding such intention and understanding, in the event that you are a specified employee as determined by the Company (a “Specified Employee”) at the time of your Separation from Service (as defined below), then to the extent that any amount or benefit owed to you under this Agreement (A) constitutes an amount of deferred compensation for purposes of Section 409A and (B) is considered for purposes of Section 409A to be owed to you by virtue of your Separation from Service, then such amount or benefit shall not be paid or provided during the six (6) month period following the date of your Separation from Service and instead shall be paid or provided on the first day of the seventh month following your date of Separation from Service; provided, however, that such delay shall apply only to the extent that such payments and benefits, in the aggregate, exceed the lesser of an amount equal to (x) two (2) times your annualized compensation (as determined under the Code Section 409A regulations) and (y) two (2) times the applicable Code Section 401(a)(17) annual compensation limit for the year in which your termination occurs; provided, further, that any payments made during such six (6) month period shall first be made to cover all costs relating to medical, dental and life insurance coverage to which you are entitled under this Agreement and thereafter shall be made in respect of other amounts or benefits owed to you.

(iii)

As used herein, “Separation from Service” shall mean either (A) the termination of your employment with the Company and its affiliates, provided that such termination of employment meets the requirements of a separation of service determined using the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto or (B) such other date that constitutes a separation from service with the Company and its affiliates meeting the requirements of the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto. For purposes of this definition, “affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Company and any trade or business that is under common control with the Company (within the meaning of Code Section 414(c)), determined in accordance with the default provision set forth in Treasury Regulation §1.409A-(1)(h)(3).

(iv)

If under any provision of this Agreement you become entitled to be paid Salary continuation, then each payment of Salary during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for

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As of August 13, 2019

purposes of Section 409A (and consequently your entitlement to such Salary continuation shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period).

(d)    No Duplicative Payments. The payments and benefits provided in this Agreement in respect to the termination of employment and non-renewal of this Agreement are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Company plan that may now or hereafter exist. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of the Company to you under this Agreement.

(e)    Payment of Bonus Compensation.

(i)	The Bonus for any Company fiscal year under this Agreement shall be paid by March 15th of the following fiscal year.

(ii)

Except as otherwise expressly provided in this Agreement, your Bonus shall be prorated (A) to apply only to that part of the Company’s fiscal year which falls within the Contract Period and (B) to the extent the Company’s fiscal year is less than a twelve (12)-month fiscal year (a “Pro-Rated Bonus”). Following expiration of the Contract Period, you shall receive a Pro-Rated Bonus for the period of the Company’s fiscal year which falls within the Contract Period.

(iii)

Any Bonus or Pro-Rated Bonus payable pursuant to paragraph 11, 13 or 14 shall be paid at the lesser of (A) your Target Bonus amount or (B) your Target Bonus amount, adjusted based on the Company Performance Factor for the relevant year.

(f)    Parachute Payment Adjustments. Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax (taking into account state, local, and federal income, employment and excise taxes as determined by the accounting or advisory firm referenced below) amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that shall equal three times your base amount, less $1.00. Any reduction shall first be applied to the cash severance payable to you, then to the vesting on your equity-based compensation awards, with underwater stock options first, and thereafter any in-the-money stock options, starting from the stock options with the smallest spread between fair market value and exercise price, and thereafter any restricted stock or restricted share unit, and within each type of compensation, the reduction shall first be made with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. The determinations to be made with respect to this paragraph 19(f) shall be made by a certified public accounting firm or an advisory firm specializing in calculations under Section 280G of the Code designated by the Company prior to the applicable change in control and reasonably acceptable to you. The Company shall bear the cost of such firm and such firm’s determinations shall be binding on the parties absent manifest error.

(g)    Adjustments to Bonuses and Long-Term Incentive Compensation. Notwithstanding anything herein to the contrary, the Company shall be entitled to adjust the amount of any Bonus or any

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As of August 13, 2019

award of long-term incentive compensation if the financial statements of the Company or the business unit on which the calculation or determination of the Bonus or award of long-term incentive compensation were based are subsequently restated and, in the judgment of the Company, the financial statements as so restated would have resulted in a smaller Bonus or long-term incentive compensation award if such information had been known at the time the Bonus or award had originally been calculated or determined. In addition, in the event of such a restatement: (i) the Company may require you, and you agree, to repay to the Company the amount by which the Bonus as originally calculated or determined exceeds the Bonus as adjusted pursuant to the preceding sentence; and (ii) the Company may cancel, without any payment therefor, the portion of any award of long-term incentive compensation that exceeds the award adjusted pursuant to the preceding sentence (or, if such portion of an award cannot be canceled because (x) in the case of stock options or other similar awards, you have previously exercised it, the Company may require you, and you agree, to repay to the Company the amount, net of any exercise price, that you realized upon exercise or (y) in the case of restricted share units or other similar awards, shares of Class B Common Stock were delivered to you in settlement of such award, the Company may require you, and you agree to return the shares of Class B Common Stock, or if such shares were sold by you, return any proceeds realized on the sale of such shares).

(h)    Mediation. Prior to the commencement of any legal proceeding relating to your employment, you and the Company agree to attempt to mediate the dispute using a professional mediator from JAMS, The Resolution Experts (“JAMS”) or the International Institute for Conflict Prevention and Resolution (“CPR”). Within a period of thirty (30) days after a written request for mediation by either you or the Company, the parties agree to convene with the mediator, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of any legal proceeding for more than thirty (30) days absent agreement of the parties or prevent a bona fide application by either party to a court of competent jurisdiction for emergency relief. The fees of the mediator and of the JAMS or CPR, as the case may be, shall be borne by the Company.

20.    Indemnification.

(a)    If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason (in whole or in part) of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, the Company shall indemnify you and hold you harmless to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall pay directly or reimburse you for all reasonable costs and expenses that you incur in connection with a Proceeding within twenty (20) days after its receipt of a written request for such payment and/or reimbursement. Such request shall include an undertaking by you to repay the amount of such payment or reimbursement if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

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As of August 13, 2019

(b)    Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(c)    To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

21.    Additional Representations and Acknowledgments.

(a)    No Acceptance of Payments. You represent that you have not accepted or given nor shall you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television, internet or other programming produced, distributed and/or developed by the Company.

(b)    Company Policies. You recognize that the Company is an equal opportunity employer. You agree that you shall comply with the Company’s employment practices and policies, as they may be amended from time to time, and with all applicable federal, state and local laws prohibiting discrimination on any basis. In addition, you agree that you shall comply with any code of conduct, ethics or business policies adopted by the Company from time to time and with the Company’s other policies and procedures, as they may be amended from time to time, and provide the certifications and conflict of interest disclosures required by any such policies.

22.    Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing and delivered by either party to the other in accordance with this paragraph 22), with a copy, in the case of the Company, to the attention of the Company’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

23.    Binding Effect; Third-Party Beneficiary; Assignment. This Agreement and rights and obligations of the Company hereunder shall not be assigned by the Company, provided that the Company may assign this Agreement to any subsidiary or affiliated company of or any successor in interest to the Company provided that such assignee assumes all of the obligations of the Company hereunder. This Agreement is for the performance of personal services by you and may not be assigned by you, except that upon your death, your rights hereunder, to the extent provided under applicable law (or with respect to payments due following your prior termination of employment), shall transfer to your designated beneficiary (or, if there is no such beneficiary, your estate or other legal representative). This Agreement shall be automatically assumed by CBS upon the Closing Date (as defined in the Merger Agreement).

24.    Waivers. Waiver by either you or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

25.    GOVERNING LAW AND FORUM. You acknowledge that this Agreement has been executed, in whole or in part, in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your employment with the Company shall be

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As of August 13, 2019

governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce or otherwise relating to this Agreement and the rights and obligations hereunder shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan. In the event you prevail in the final determination of any material issue in connection with a litigation relating to this Agreement, the Company shall promptly (and in any event within thirty (30) days of receipt of an invoice) reimburse you for all reasonable legal and financial advisory fees incurred in connection with such litigation.

26.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion hereof or on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program. The parties intend to be bound only upon full execution of a written agreement by both parties and no negotiation, exchange of draft, partial performance or tender of an agreement (including any extension or renewal of this Agreement) executed by one party shall be deemed to imply an agreement or the renewal or extension of any agreement relating to your employment with the Company. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Contract Period.

27.    Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

28.    Entire Understanding. Other than the ERP, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and, except as otherwise provided herein, can be modified only by a writing signed by both parties.

29.    Supersedes Prior Agreements. Other than the ERP, with respect to the period covered by the Contract Period, this Agreement supersedes all prior agreements relating to your employment with the Company.

30.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

31.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm your understanding of the Agreement by signing and returning the two (2) copies of this Agreement.

Very truly yours,

VIACOM, INC.

By:	/s/ Fukiko Ogisu
Fukiko Ogisu
Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Robert Bakish
Robert Bakish

Dated:	August 13, 2019

[Signature Page to Bakish Employment Agreement]

Appendix A

Robert Bakish

c/o last address on file

with the Company

This General Release of all Claims (this “Agreement”) is entered into by Robert Bakish (the “Executive”) and ViacomCBS Inc. (together with its subsidiaries, the “Company”), effective as of                                                      .

In consideration of the promises set forth in the letter agreement between the Executive and the Company, dated as of August 13, 2019 (together with any amendments thereto, the “Employment Agreement”), the Executive and the Company agree as follows:

1.    Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned promptly following the date of the Executive’s termination of employment with the Company. Notwithstanding the foregoing, you may retain your calendars, contacts and personal correspondence and any information reasonably needed for your personal tax return preparation.

2.    General Release and Waiver of Claims.

(a)    Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any Federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to your employment with the Company; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement or otherwise expressly survive termination thereof; (ii) rights provided under the Viacom, Inc. Executive Retention Plan for Section 16 Officers, as amended and restated as of August 13, 2019; (iii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company; (iv) any rights the Executive has under this Agreement, including any right to enforce the terms thereof; (v) any Claim for payments, benefits or other entitlements which the Executive has or will be entitled to under the terms of any compensation or benefit plan, policy or program maintained by the Company or any affiliate, including, without limitation, any incentive or deferred compensation plan, any pension plan or benefits under any welfare benefit plan; (vi) any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company or any affiliate are jointly liable; (vii) any Claim that by law may not be released by private agreement without judicial or governmental review and approval or (viii) any rights the Executive may have as a stockholder of the Company.

(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph 2(b), by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph 2(b); provided, however, that if the Executive exercises his right to revoke the release contained in this paragraph 2(b), the Executive shall not be entitled to any amounts paid to him under the termination provisions of the Employment Agreement and the Company may reclaim any such amounts paid to him and may terminate any benefits and payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA.

(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.    Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, the prohibitions in this paragraph 3 shall not apply to the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar local or state agency, or participate in an investigation conducted by such agency. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) (i) arising out of any Proceeding and/or (ii) in connection with any claim pursued by any administrative agency, including but not limited to the EEOC, on the Executive’s behalf and, in the event the Executive is awarded money, compensation or benefits, the Executive shall waive any right to such award or immediately remit such award to the Company.

4.    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or, in any material respect, his post-termination obligations contained in the Employment Agreement (which failure to abide by his post-termination obligations is not cured within thirty (30) days following written notice from the Company), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement and terminate any benefits or payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.    Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of either party to this Agreement.

7.    GOVERNING LAW AND FORUM. The Executive acknowledges that this Agreement has been executed, in whole or in part, in New York. Accordingly, the Executive agrees that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan.

8.    Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address so designated in writing by either party), with a copy, in the case of the Company, to the attention of the Company’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VIACOMCBS INC.

By:
[●]
[●]

THE EXECUTIVE

Robert Bakish

Dated:

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